Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Joe Shiffler

Director, Investor Relations and

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Announces Fourth-Quarter and Full-Year Financial Results

Fourth-Quarter Revenues Grew 2 Percent Sequentially; Earnings Were $0.14

Per Diluted Share

SAN JOSE, Calif. – January 26, 2005 – Power Integrations, Inc. (Nasdaq: POWI), the leading supplier of high-voltage analog integrated circuits used in power conversion, today announced its financial results for the quarter and year ended December 31, 2004.

Net revenues for the fourth quarter of 2004 were $33.6 million, an increase of 2 percent from the $32.9 million reported in the prior quarter, and an increase of 4 percent from the $32.3 million reported in the year-ago quarter. The sequential increase was driven by growth in computing and industrial applications, partially offset by lower revenues from consumer applications.

Net income for the fourth quarter was $4.5 million, or $0.14 per diluted share, compared to $5.7 million, or $0.18 per diluted share, in the prior quarter and $5.3 million, or $0.16 per diluted share, in the year-ago quarter. Net income for the prior quarter included a benefit of $1.1 million, or $0.03 per share, related to the favorable conclusion of certain tax contingencies.

For the full year, net revenues grew 9 percent to $136.6 million, the highest total in the company’s history. The increase was driven primarily by growth in consumer, industrial and computing applications, partially offset by lower revenues from communications applications. Net income for the full year was $20.4 million, or $0.63 per diluted share, up 13 percent from $18.1 million, or $0.57 per diluted share, in 2003.

“While overall demand remains relatively soft, December shipments were slightly stronger than expected, and as a result revenues came in above our expectations,” said Balu Balakrishnan, president and CEO of Power Integrations. “We also increased our gross margin compared to the prior quarter due to continued improvement in product costs, and we surpassed our expectations for earnings per share.

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“Despite the industry-wide slowdown that occurred in the second half of the year, 2004 was a successful year for Power Integrations,” added Balakrishnan. “We significantly increased our penetration in many key applications, including consumer appliances, set-top boxes and DVD players, as well as industrial applications. Design activity remained strong throughout the year, and the increasing demand for compact, energy-efficient electronics continues to drive adoption of our technology. We also introduced a number of new products during the year, expanding both the TinySwitch-II and LinkSwitch families to further improve our cost-effectiveness in many lower-power applications.”

Financial Highlights

•	Gross margin for the fourth quarter was 48.3 percent, up from 47.8 percent in the prior quarter as a result of the company’s ongoing efforts to reduce product costs. For the full year, gross margin was 47.7 percent, down from 50.0 percent in 2003, due primarily to higher wafer costs caused by the strengthening of the Japanese yen compared to the dollar.

•	Operating margin for the quarter was 19.4 percent, up from 17.8 percent in the prior quarter. For the full year, operating margin was 18.8 percent, down from 19.2 percent in 2003 due primarily to the exchange rate-driven decrease in gross margin.

•	The company’s effective tax rate for the fourth quarter was 34 percent, reflecting an upward adjustment in the company’s full-year effective tax rate to 28 percent, excluding the impact of the $1.1 million tax benefit recognized in the third quarter. The company’s full-year tax rate was higher than previously anticipated due primarily to a higher-than-expected proportion of domestic revenues.

•	Cash and investments at the end of 2004 were $134.6 million, up $19.2 million from the end of 2003. During the fourth quarter, cash and investments decreased $9.5 million, as the company repurchased approximately 590,000 shares for a total of $11.8 million. To date, the company has repurchased a total of 1.1 million shares for approximately $20.1 million. In October 2004, the company’s board of directors authorized the repurchase of up to $40 million of the company’s shares.

•	Revenue mix by market for the full year was: 33 percent consumer, 31 percent communications, 22 percent computer, 8 percent industrial, and 6 percent other. Product revenue mix was: 54 percent TinySwitch®-I and TinySwitch-II, 28 percent TOPSwitch®-GX and TOPSwitch-FX, 15 percent TOPSwitch-I and TOPSwitch-II, and 3 percent LinkSwitch® and DPA-Switch®.

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Fourth-Quarter Operational Highlights

•	In December, the California Energy Commission updated its Appliance Efficiency Regulations, adding mandatory standby and operating-efficiency requirements for external power supplies. The new standards, which go into effect in July 2006, practically rule out the use of energy-wasting linear transformers, or “energy vampires,” in external power supplies. On January 6, the U.S. Environmental Protection Agency also announced new standards for external power supplies as part of the Energy Star program. Power Integrations integrated circuits with EcoSmart® technology enable manufacturers to meet these new standards quickly and cost-effectively.

•	During the quarter, the company introduced LinkSwitch-HF, a new family of integrated circuits for use in low-power applications such as battery chargers and appliances that require fault protection and accurate control of output voltage and current.

•	Power Integrations received 9 U.S. patents and 15 foreign patents during the fourth quarter, a record total for the company for a single quarter, bringing the company’s portfolio to 117 U.S. and 81 foreign patents. During the year, the company received a total of 36 U.S. patents and 20 foreign patents, also a record total for a single year.

•	During the quarter, the company began taking delivery of wafers from its third foundry partner, ZMD of Germany.

Financial Outlook for First Quarter of 2005

The company announced that it expects net revenues for the first quarter of 2005 to be down between 2 percent and 8 percent compared to the fourth quarter. Gross margin for the first quarter is expected to be between 48 percent and 49 percent. The company expects operating expenses to increase between 8 percent and 10 percent compared to the fourth quarter, including the impact of approximately $0.5 million in expenses related to patent litigation. The company expects earnings to be in the range of 10 cents to 13 cents per diluted share.

Earnings Conference Call This Afternoon

Power Integrations will hold a conference call this afternoon at 1:30 pm Pacific time to discuss its quarterly results. Members of the investment community may access the conference call by dialing (877) 407-9210 from within the United States or (201) 689-8049 from abroad. A replay of the call will be available for one week by dialing (877) 660-6853 from within the U.S. or (201) 612-7415 from outside the U.S. The replay may be accessed by entering account number 1628 and conference ID number 1299908. The call will also be available live and archived on the investor relations page of the Power Integrations Web site, www.powerint.com.

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Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; fluctuations in foreign currency exchange rates; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2004, and its quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2004. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $845 million on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2004	2003	2004	2003
NET REVENUES

Product sales	$32,969	$31,783	$134,275	$123,875
License fees and royalties	612	508	2,361	1,831

Total Net Revenues	33,581	32,291	136,636	125,706

COST OF REVENUES	17,356	15,906	71,409	62,814

GROSS PROFIT	16,225	16,385	65,227	62,892

OPERATING EXPENSES:
Research and development	3,826	3,891	16,162	16,443
Sales and marketing	3,806	3,673	15,273	15,484
General and administrative	2,092	1,716	8,102	6,848

Total Operating Expenses	9,724	9,280	39,537	38,775

INCOME FROM OPERATIONS	6,501	7,105	25,690	24,117

OTHER INCOME, net	325	216	1,054	1,001

INCOME BEFORE PROVISION FOR INCOME TAXES	6,826	7,321	26,744	25,118

PROVISION FOR INCOME TAXES	2,310	2,050	6,377	7,033

NET INCOME	$4,516	$5,271	$20,367	$18,085

EARNINGS PER SHARE:
Basic	$0.15	$0.17	$0.66	$0.61

Diluted	$0.14	$0.16	$0.63	$0.57

SHARES USED IN PER SHARE CALCULATION:
Basic	30,886	30,411	30,802	29,473

Diluted	31,865	33,016	32,414	31,812

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$119,596	$110,271
Short-term investments	11,750	5,049
Accounts receivable	12,230	10,326
Inventories	25,354	23,113
Deferred tax assets	4,205	4,275
Prepaid expenses and other current assets	2,600	3,086

Total current assets	175,735	156,120

PROPERTY AND EQUIPMENT, net	51,718	51,977
INVESTMENTS	3,211	—
DEFERRED TAX ASSETS	1,596	1,598
OTHER ASSETS	3,172	1,467

	$235,432	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$8,612	$7,918
Accrued payroll and related expenses	4,672	5,310
Income taxes payable	5,696	3,717
Deferred income on sales to distributors	3,058	2,565
Other accrued liabilities	882	934

Total current liabilities	22,920	20,444

STOCKHOLDERS’ EQUITY:

Common stock	30	30
Additional paid-in capital	122,895	121,474
Cumulative translation adjustment	(114)	(120)
Retained earnings	89,701	69,334

Total stockholders’ equity	212,512	190,718

	$235,432	$211,162